Exhibit 10.34

Marketing and Distribution Agreement

This Marketing and Distribution Agreement (“Agreement”) is made as of this ___ day of February 2011 between Artisanal Cheese, LLC, a Delaware limited liability company (“Artisanal”) and Kehe Distributors, LLC (“KeHE”) a Delaware limited liability company.

WHEREAS, Artisanal desires to appoint KeHE as its exclusive national distributor of its products and KeHE agrees to accept such appointment on the terms herein;

WHEREAS, KeHE has further agreed to place deposits with Artisanal’s suppliers to ensure the continued production and delivery of inventory to KeHE and further to provide various funds for marketing support;

NOW THEREFORE, Kehe and Artisanal agree as follows:

(I)           Exclusive Distribution Rights

Artisanal hereby appoints KeHE as its exclusive national retail distributor in the United States (the “Territory”) with the exception of the Non-Exclusive Territory Distributors as that term is defined below.  KeHE recognizes Artisanal (a) has an existing owner-operated local distribution system and utilizes overnight couriers to service its current foodservice and independent retailers, (b) has existing distribution agreements with 3rd party foodservice distribution companies and may contemplate adding new foodservice distributors which, from time to time, will service local retail outlets, although their primary focus is in servicing foodservice outlets ("Foodservice Distributors"), (c) has an existing non-exclusive agreement with a distributor, Cheezwhse, Inc. to service retail outlets in the Greater New York City and New England (Massachusetts, Rhode Island, Vermont, New Hampshire, and Maine) and (d) markets and services Costco locations via a direct delivery system.  Accordingly, the term “Non-Exclusive Territory” shall mean the territory currently serviced as provided in (a) and (d) above and “Non-Exclusive Territory Distributors” shall mean the retail accounts currently serviced by Artisanal, the Foodservice Distributors and Cheezwhse, Inc. in subsections (a) to (d) above, provided however that at least 75% of anyone Foodservice Distributor's revenue must be derived from foodservice distribution and not retail distribution.

During the Term, Artisanal agrees, except with respect to the Non-Exclusive Territory (i) not to distribute or sell the Products (as defined below) in the Territory, directly or indirectly, except through KeHE, unless KeHE has otherwise agreed in writing; (ii) not to license or otherwise authorize any third party to distribute or sell the Products in the Territory; and (iii) not to license or otherwise authorize any third party to use Artisanal’s trademarks in connection with the wholesale or retail trade of any products in the Territory.

Notwithstanding the foregoing, KeHE shall have the right of first refusal for any new retail accounts, including any new accounts in the Non-Exclusive Territory, and Artisanal shall not sell to any direct competitor of KeHE.

Only if a retailer confirms in writing that it will not be serviced by KeHE, Artisanal shall be entitled to service such retailer(s) at the direction of the retailer, however, Artisanal shall not use any other national distributor of specialty and/or natural goods that are in direct competition with KeHE to service said retailer.

(II)	Product Line and Terms of Sale

The products to be distributed pursuant to this agreement shall be the full line of Artisanal products (the “Products”), whether packaged for a full-service retailer or a Grab & Go system using the CheeseClock by Artisanal™ 4-color system (collectively “Artisanal Cheese(s)”).  KeHE shall be given the right of first refusal to add any new lines introduced by Artisanal to the list of products covered by this Agreement.

Sale of the Products shall be made in accordance with KeHE’s Vendor and Policies and Procedures effective date of June 7, 2010 (the “Policies and Procedures”), executed by Artisanal on November 16, 2010, and as amended on December 7, 2010 which are incorporated by reference and made a part of this Agreement.  KeHE may amend the terms of KeHE’s Vendor and Policies and Procedures from time to time and such changes shall automatically be incorporated into the terms of this Agreement.  In the event of any conflict between this Agreement and the Policies and Procedures, this Agreement shall govern.

The Hold Harmless Agreement and Guarantee / Warranty of Product executed by Artisanal on November 8, 2010, shall apply to all purchases made pursuant to this Agreement and is hereby incorporated by reference and made a part hereto.

(III)	Commission

Artisanal agrees to pay to KeHE a commission of five percent (5%) on all net sales to accounts serviced by KeHE.  The commission shall be deducted from each invoice to KeHE for shipments to KeHE's accounts (see Section VI(d)).  Net sales shall be defined as the price of the merchandise only and shall not include charges for shipping, handling or delivery.

(IV)	Marketing Efforts

It is understood that the expansion of the Artisanal brand into KeHE’s distribution will be focused primarily on key national chains and/or regional retail markets initially.  To achieve the maximum level of sales of Artisanal products through KeHE’s distribution the parties agree to undertake the following specific and mutual obligations:

(a)	Artisanal, at its sole cost and expense, hereby covenants and agrees to:

i.	Use its best efforts to supply all KeHE’s Product needs
ii.	Coordinate product training of KeHE sales center personnel;
iii.	Coordinate and attend account calls with targeted retailers;

iv.	Coordinate trade show appearances with Artisanal adjacent to KeHE booths or as part of a KeHE booth;
v.	Coordinate in-store demos on Artisanal’s demo plan to capture local market share and expand brand awareness;
vi.	Fund in-store demos and other store and chain level promotional programs (including those above); and
vii.	Hire and train regional Artisanal sales representatives as regional sales justify, which will be done with the mutual consent of both parties.

(b)	KeHE, at its sole cost and expense, hereby covenants and agrees to:

i.
Hire a full time senior sales professional to work at KeHE’s Romeoville or St. Augustine sales center dedicated to the support of the Artisanal products ("Dedicated Salesperson"). Best efforts shall be made to complete the hire of the Dedicated Salesperson within 45 days of this Agreement.  The parties will mutually agree on the candidate for the position; however, KeHE shall have exclusive authority to discipline any employee unrelated to performance and will consult with Artisanal on issues related to performance.

ii.	Produce retail store (SPIN) reports to align best qualified retailers to promote the Artisanal brand;
iii.	Coordinate KeHE representative(s) to make account calls with Artisanal sales personnel;
iv.	Stock Artisanal products in applicable warehouses to support regional retail business and handle the physical delivery of products to retail accounts; and
v.	Coordinate KeHE trade shows to include Artisanal products (at Artisanal’s expense).

(c)	Artisanal and KeHE hereby agree to jointly:

i.	Review SPIN data and qualify accounts in order of priority;
ii.	Attend meetings with KeHE accounts to promote Artisanal products;
iii.	Promote Artisanal products at KeHE events and at KeHE’s online forums; and
iv.	Determine marketing activities to be funded.

(V)	Marketing Support Fund

During the term of the agreement, KeHE agrees to provide Artisanal with marketing support funds of up to $100,000 ("Marketing Funds").  Such amounts shall be used to fund in-store demonstrations and other marketing activities to support retail sales to KeHE’s accounts.  Artisanal currently uses the firm BPI Brand Marketing ("BPI") for its in-store demonstration services.  Artisanal will consult with KeHE prior to arranging for such in-store demonstrations, and the same must be approved in writing by KeHE, which approval shall not be unreasonably withheld.  All invoices from BPI for in-store demonstration services provided to KeHE accounts will be sent directly to KeHE for payment.

(VI)	Account Servicing

(a)
All orders for KeHE accounts must be submitted through KeHE.    All orders will be centralized and batched at KeHE and transmitted to Artisanal electronically in a CSV file by email at KeHE@artisanalcheese.com.

(b)	All orders shall be cut, wrapped and boxed by Artisanal using the same quality of materials and packaging standards employed by Artisanal.

(VII)	Program Training By Artisanal

Artisanal's training of the Dedicated Salesperson shall include, but not be limited to, walking tours of the Artisanal caves, sampling of various cheeses, informal discussions on cheeses, beverage pairings, in-store set-up, the Artisanal CheeseClock ™.  Artisanal shall also arrange to conduct on-premises training at KeHE’s sales offices. Artisanal shall bear all costs necessary to train the Dedicated Salesperson.

During the hours of 9:00 a.m. to 8:00 p.m. EST on all business days, Artisanal shall have Call Center personnel available to assist KeHE’s Dedicated Salesperson as well as KeHE's customer service, order desk and logistics personnel with order entry, product knowledge support and shipping matters.

(VIII)	KeHE Account Training

At the request of a KeHE account, the Dedicated Salesperson and, if deemed necessary, additional Artisanal sales representatives will train representatives of the KeHE account on-premises or at the Artisanal Cheese Center whichever the account prefers; provided, however, that each party shall bear its own travel expense to Artisanal's Cheese Center.  Training will cover product knowledge, merchandising, cheese handling and safety, in-store merchandising, and the CheeseClock  by Artisanal™.

(IX)	Annual Minimum Purchases

KeHE's exclusive distribution rights as set forth in Section I above are conditional upon KeHE committing to the Annual Minimum Purchases calculated as of the respective anniversary of the Initial Term Commencement Date (as that term is defined in Section XVII hereof):

First Anniversary:	$375,000
Second Anniversary:	$937,500
Third Anniversary:	$1,500,000

If KeHE fails to meet any of the annual minimums sales set forth above, Artisanal, at its sole option and sole remedy, shall have the right to terminate this Agreement pursuant to Section XVII hereof.  Artisanal's election not to terminate immediately shall not be deemed a waiver of its right to do so at a later date unless such waiver is in writing and signed by Artisanal.  Notwithstanding the foregoing, Artisanal agrees and understands that KeHE does not warrant or guarantee to meet any minimum purchases, and further agrees that KeHE’s ability to make such minimum purchases depends on many factors beyond KeHE’s control.

(X)	Intellectual Property

Artisanal and KeHE, respectively, shall remain as the sole owners of all intellectual property owned by each party and that this agreement shall constitute a distribution agreement without any reference to intellectual property exchanges or rights thereto.  Furthermore, Artisanal represents and warrants that it has the appropriate federal, state and local permits it needs to import, distribute and sell Artisanal Cheeses and that such permits will continue in full force and effect, at its sole costs, during the term of this Agreement.

(XI)	Supplier Funds

Upon the execution of this Agreement and to ensure the supply of Artisanal products to its accounts from the date hereof through the Initial Term of this Agreement (as that term is defined in Section XVII hereof), KeHE agrees to deposit up to $320,000 as security for the supply of the Products during the initial term of the Agreement (“Supplier Funds”).  , Such amounts shall be deposited directly with Artisanal to be used to fund suppliers except that up to $50,000 may be used for non-supplier purposes.   Artisanal will provide KeHE with written certificates specifying the items to be purchased, the name of the vendor and the amount of funds used as well as  copies of its purchase orders to the suppliers and actual receiving sheets evidencing Artisanal’s receipt of the merchandise.

(XII)	Additional Funds

During the Initial Term of this Agreement, Artisanal may request additional funds from KeHE to purchase inventory, provided that Artisanal shall give written notice of its request to KeHE which notice shall include a list of items to be purchased along with the name of the vendor and the amount of funds being requested ("Additional Funds").  The total amount of Additional Funds requested pursuant to this Section XII shall not exceed $200,000.  Any request for Additional Funds shall be approved within five (5) business days from the submission of the written request, which approval shall not be unreasonably withheld, and the funds deposited directly with Artisanal.  Artisanal will provide KeHE with written certificates specifying the items to be purchased, the name of the vendor and the amount of funds used as well as  copies of its purchase orders to the suppliers and actual receiving sheets evidencing Artisanal’s receipt of the merchandise.

(XIII)	Security and Interest

As security for the repayment of the Marketing Funds, Supplier Funds and Additional Funds, if applicable, Artisanal will grant KeHE a first priority security interest in Artisanal’s physical inventory and accounts receivable to be set forth in a Security Agreement of even date herewith.  In addition, Artisanal will pay KeHE interest on any funds advanced at a rate of 3-Month LIBOR plus 5% to be paid every quarter calculated as of the date of this agreement.  There shall be no penalties for any payments to KeHE to reduce the account balance.

(XIV)	Reporting Requirements

For so long as Artisanal has not repaid KeHE any amounts pursuant to Sections V, XI and XII hereof, Artisanal shall provide KeHE with the following documentation within ten (10) days of the closing of Artisanal's books each month:

(a)	Reports of Inventory and Accounts Receivables;
(b)
Statement executed by Artisanal's president confirming that no more than 10% of its Accounts Receivables (excluding any amounts owed by KeHE) is over 90 days and that inventory representing at least 70% of the dollar value of Artisanal's total inventory is within the minimum dating acceptable to ship to KeHE; and

(c)	Financial statements in accordance with GAAP requirements.

(XV)	Additional Covenants

(a)
Artisanal hereby agrees to use its best efforts to secure a national distribution agreement with Whole Foods through KeHE.  If successful, Artisanal will have transferred to KeHE all Whole Foods distribution if its products currently serviced directly by Artisanal.

(b)
Artisanal hereby agrees it will not sell product to any retailers introduced to Artisanal by KeHE except through KeHE.  Artisanal hereby agrees to use its best efforts to secure supply agreements with all other retailers with whom KeHE conducts business in the Non-Exclusive Territory that are not serviced by the Non-Exclusive Territory Distributors. Notwithstanding the foregoing, Artisanal will be permitted to expand its business and use its trademarks to market goods through its own efforts provided it shall not do so through any distributor other than KeHE and the Non-Exclusive Territory Distributors as defined in Section I above.

(c)
For so long as (i) Artisanal has not repaid KeHE any amounts pursuant to Sections V, XI and XII hereof or (ii) KeHE maintains its exclusive distributor status and meets its Annual Minimum Purchases, Artisanal/Artisanal Brands Inc. hereby agree that they will not incur any debt or issue any additional common stock without KeHE’s consent, which shall not be unreasonable withheld, except that  this provision will not prohibit Artisanal from selling, issuing  the remaining 1,135,000 shares of the Series A Preferred Stock of its parent, Artisanal Brands, Inc.

(XVI)	KeHE Equity Participation

KeHE shall earn options to purchase shares of the $.001 par value common stock of Artisanal's parent corporation, Artisanal Brands, Inc., in the denominations set forth opposite the respective Cumulative Purchase thresholds for Artisanal products between the date of execution of this Agreement and the respective anniversary of the Initial Term Commencement Date (as that term is defined in Section XVII hereof):

Shares Earned/
Cumulative Purchases by KeHE	Cumulative Ownership (%)

$500,000 (by the first anniversary)	468,000
$2,500,000 (by the second anniversary)	1,972,000
$6,000,000 (by the third anniversary)	2,440,000
Total	4,880,000 (9.99%)

Note:  The 4,880,000 shares of common stock represent 9.99% of the Company’s common stock outstanding on a fully-diluted basis.

To clarify, the Annual Minimum Purchases set forth in Section IX hereof shall be to determine KeHE’s rights to have an exclusive distribution agreement.  The thresholds set forth in this Section XVI shall govern its rights to earn equity ownership in Artisanal through stock options.

For each period that KeHE meets the threshold, Artisanal shall cause to be issued within 20 days of the determination thereof, certificates evidencing the vested ownership of the respective stock options which will have an exercise period of three years from the date of issuance at an exercise price of $.30 per share payable in United States dollars.

The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon exercise of the Options.

(XVII)	Term and Termination

Term.  The initial term of the agreement shall be for a period of three years ("Initial Term"), and shall automatically renew for successive one year terms, unless terminated by either party by providing six months notice prior to the end of the then current term.  Following the execution of this Agreement, the Initial Term shall commence upon Artisanal’s receipt of the first order from KeHE but in no event more than three months after the execution hereof (the "Initial Term Commencement Date").

Termination by KeHE.  KeHE may terminate the agreement at any time and for any reason by providing no less than 6 months notice.  Artisanal shall have sixty (60) days to pay KeHE an amount equal to all Marketing Funds, Supplier Funds and Additional Funds expended by KeHE pursuant to this Agreement and any interest thereon.

Termination by Artisanal.  In the event KeHE fails to meet the respective Annual Minimum Purchases during the Initial Term, Artisanal may terminate KeHE’s exclusive distribution rights by providing no less than 6 months notice and paying to KeHE an amount equal to all Marketing Funds, Supplier Funds and Additional Funds expended by KeHE pursuant to this Agreement and any interest thereon at the time of such notice.

Termination for Breach and Otherwise.  This Agreement will automatically terminate if Artisanal becomes insolvent or declares bankruptcy, or ceases as a going concern.  This Agreement will terminate at KeHE's option upon a change of control of Artisanal.  This Agreement will terminate at KeHE’s option if Artisanal fails to cure a breach of this Agreement or the Security Agreement within thirty (30) days of receiving written notice of such breach.  If this Agreement terminates for any of the foregoing reasons, Artisanal shall pay to KeHE an amount equal to all Marketing Funds, Supplier Funds and Additional Funds expended by KeHE pursuant to this Agreement and any interest thereon which amount will become immediately due and payable.

Post Termination.  Following termination of this Agreement, Artisanal shall make good faith efforts to continue to sell products to KeHE for distribution to any account that had purchased product through KeHE during the term of the agreement.  In the event that Artisanal uses another distributor to sell products to customers that purchased product from KeHE during the term of the agreement, or any customer to which KeHE facilitated an introduction, Artisanal will pay to KeHE 10% of purchases made by such customer for a period of two years after termination of the agreement.

(XVIII)	Non-Competition

During the term of the agreement and for a period of two years thereafter, Artisanal and its affiliates will not compete against KeHE in the distribution of Artisanal's products to any retail account(s) opened through KeHE, or to any retailer(s) with which Artisanal had attended a meeting through the introduction of KeHE.

(IX)	Miscellaneous

a)
Confidentiality.  Each Party shall maintain the confidentiality of this Agreement and any non-public information disclosed or shared pursuant to the Agreement or otherwise, and shall not disclose to anyone other than that Party’s respective legal, accounting or other advisors or lenders and persons within its organization the terms of this Agreement, unless and only to the extent legally compelled to disclose the same (i) under subpoena or order of any court or regulatory authority of competent jurisdiction, (ii) in connection with its financial statements in accordance with generally accepted accounting principles or (iii) pursuant to applicable laws, including disclosure pursuant to securities laws.

b)
Modification.  Any modification, alteration, or change to this Agreement will be made only by a written agreement executed by a duly authorized signatory for each party.  No covenant, condition, duty, obligation or undertaking contained in or made a part of this Agreement will be waived except by an express written agreement executed by a duly authorized signatory for each party.

c)
Entire Agreement.  This Agreement represents the parties’ entire agreement on this subject matter.  With the exception of the Policies and Procedures, all prior agreements, representations, statements, negotiations, and understandings are expressly superseded by this Agreement and will have no force or effect.  In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected, or if any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing such provisions so as to be enforceable to the maximum extent compatible with applicable law.

d)
Assignment.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, it being understood, however that, except as otherwise set forth herein, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

e)
Governing Law.  This Agreement is to be governed by the laws of the State of New York, without regard to choice of law principles and that it may be executed in two counterparts, each of which will be deemed an original, but both of which taken together will constitute one and the same instrument.  The parties further agree that in the even of any dispute under this Agreement, such dispute shall be decided exclusively by the federal or state courts located in the County and City of New York and the parties hereby consent to the jurisdiction and venue of such court.

f)	Good Standing. Each of the parties to this Agreement represent that they are in good standing, duly authorized to enter into this Agreement.

g)
No Third Party Beneficiaries.  This Agreement does not create any rights, claims, or benefits inuring to any person that is not a party hereto, nor create or establish any third-party beneficiary hereto, and no person or entity not a party hereto is intended to be, nor shall be deemed to be, a third party beneficiary of this Agreement or any provision contained herein.

h)
Independent Contractors.  The parties are independent contractors.  Neither party shall be deemed to be the agent of the other.  Neither party shall have any right to enter into any contract or commitment in the name of or on behalf of the other or to bind the other in any respect whatsoever.

i)
Press Releases.  Neither party shall issue any press release or general information to the media or anyone else regarding this Agreement without the express written consent of the other party, which consent may not be unreasonably withheld.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

Artisanal Cheese, LLC		KeHE Distributors, LLC

By:		By:
	Daniel W. Dowe	Name:
	President	Title:

Artisanal Brands Inc.

By:
Daniel W. Dowe
President

First Addendum

Marketing and Distribution Agreement

This First Addendum to the Marketing and Distribution Agreement ("Agreement") dated February 15, 2011 between Artisanal Cheese, LLC, a Delaware limited liability company ("Artisanal") and Kehe Distributors, LLC ("KeHE") a Delaware limited liability company shall be effective May 9, 2011 (the "First Addendum").

WHEREAS, Artisanal and KeHE agree to modify certain terms of the Agreement to enable the venture to proceed in accordance with the terms and conditions and overall plan set forth in the Agreement;

WHEREAS, KeHE has further agreed to place deposits with Artisanal to ensure the continued production and delivery of inventory to KeHE:

NOW THEREFORE, Kehe and Artisanal agree as follows:

1).           Capitalized Terms. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Agreement.

2).           Additional Funds and Equity Participation. KeHE and Artisanal agree to modify the Agreement whereby another $250,000 shall be advanced to Artisanal from KeHE as Additional Funds pursuant to Section XII of the Agreement. Artisanal shall use this amount to purchase additional inventory for sale to KeHE and shall not be used for any other purposes. KeHE shall provide Artisanal with a purchase order for such inventory. Artisanal shall provide KeHE with written certificates specifying the items to be purchased, the name of the vendor and the amount of funds, as well as copies of its purchase orders to vendors and receiving sheets evidencing receipt of the merchandise. The repayment of the additional $250,000 shall be made on or before 60 days from the funding to Artisanal. For purposes of clarification the funds advance pursuant to this Addendum shall be Additional Funds under the Agreement, and subject any security, interest, or repayment obligations thereunder, except for the timeframe for repayment stated herein.

Upon execution of this Addendum, Kehe shall immediately have full vesting rights to 444,000 shares of common stock options of Artisanal Brands, Inc. that KeHE shall be entitled to exercise without any further conditions by KeHE to purchase Artisanal merchandise in the first anniversary of the Agreement. If Artisanal fails to repay the $250,000 within 60 days of funding the additional $250,000, KeHE will immediately be granted full vesting rights for an additional 2,000,000 shares of common stock options in Artisanal Brands, Inc. that KeHE shall be entitled to exercise without any further conditions by KeHE to purchase Artisanal Products in the first anniversary of the Agreement. If Artisanal fails to repay the $250,000 within 45 days thereafter, KeHE will immediately be granted full vesting rights for the remaining 2,440,000 shares of common stock options in Artisanal Brands, Inc. which KeHE shall be entitled to exercise without any further conditions by KeHE to purchase Artisanal Products in the first anniversary of the Agreement.

The applicable provision in the Agreement is set for the below.

(XVI)  KeHE Equity Participation

KeHE shall earn options to purchase shares of the $.001 par value common stock of Artisanal's parent corporation, Artisanal Brands, Inc., in the denominations set forth opposite the respective Cumulative Purchase thresholds for Artisanal products between the date of execution of this Agreement and the respective anniversary of the Initial Term Commencement Date (as that term is defined in Section XVII hereof):

	Shares Earned/
Cumulative Purchases by KeHE	Cumulative Ownership (%)

Upon Execution of this Addendum	440,000
$500,000 (by the first anniversary)	468,000	**
$2,500,000 (by the second anniversary)	1,972,000	**
$6,000,000 (by the third anniversary)	2,000,000	*
Total	4,880,000	(9.99%)

Note: The 4,880,000 shares of common stock represent 9.99% of the Company's common stock outstanding on a fully-diluted basis.

To clarify, the Annual Minimum Purchases set forth in Section IX hereof shall be to determine KeHE's rights to have an exclusive distribution agreement. The thresholds set forth in this Section XVI shall govern its rights to earn equity ownership in Artisanal through stock options.

For each period that KeHE meets the threshold, Artisanal shall cause to be issued within 20 days of the determination thereof, certificates evidencing the vested ownership of the respective stock options which will have an exercise period of three years from the date of issuance at an exercise price of $.30 per share payable in United States dollars.

The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon exercise of the Options.

*In the event Artisanal fails to repay the amounts paid by KeHE as Additional Funds pursuant to the First Addendum to the Agreement within sixty (60) days of the date of funding such amounts, then KeHE shall immediately be granted full vesting rights in these 2,000,000 in stock options.

**In the event Artisanal fails to repay the amounts paid by KeHE as Additional Funds pursuant to the First Addendum to the Agreement within one hundred and five (105) days of the date offunding such amounts, then KeHE shall immediately be granted full vesting rights in these 2,440,000 in stock options.

3).           Authority to Bind. Each person executing this First Amendment warrants that he or she has full legal authority to execute this agreement for and on behalf of the respective corporations and to bind such corporations.

4).           No Other Modifications. The parties hereto acknowledge that all other provisions of the Agreement shall remain in full force and effect without modification and shall be binding on the parties.

5).           Counterparts and Facsimile. This First Amendment may be executed in one or more counterparts and/or by facsimile signature, which shall together constitute an original agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

Artisanal Cheese, LLC		KeHE Distributors, LLC

By:	/s/ Daniel W. Dowe	By:
	Daniel W. Dowe	Name:
	President	Title:

Artisanal Brands Inc.

By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President